Exhibit 99.1

INFOSPACE COMPLETES ACQUISITION OF TAXACT

BELLEVUE, Wash., January 31, 2012 - InfoSpace, Inc. (NASDAQ: INSP), today announced that it has completed its previously announced acquisition of TaxACT, a leading provider of online tax solutions, in a transaction valued at $287.5 million.

TaxACT offers the only complete free federal tax solution for "everyone." Its offerings include a free edition, deluxe edition and state edition, for individual tax filers, and products for both business and professional filers. TaxACT's offerings are available through a secure online delivery system, complemented by available desktop downloads and extensive tax and IRS expertise.

"We are extremely pleased to complete the acquisition of TaxACT, a leader in online tax preparation," said William J. Ruckelshaus, President and Chief Executive Officer of InfoSpace. "I am excited to welcome TaxACT employees to the InfoSpace team, and look forward to working together to capitalize on opportunities for growth."

InfoSpace funded the transaction with a combination of cash on hand and approximately $100 million of debt. The transaction is expected to be immediately accretive to InfoSpace earnings per share, and leaves the Company with over $100million of cash on hand.

TaxACT Holdings, Inc. is now a wholly-owned subsidiary of InfoSpace. TaxACT will continue operations in Cedar Rapids, Iowa as a standalone business unit led by the TaxACT management team.

About InfoSpace, Inc.

InfoSpace operates two independent business units. Our search business is focused on bringing the best of the Web to Internet users by providing online search products via third party distribution partners as well as our own branded web properties. Our online tax software business operates under the brand name TaxACT (www.taxact.com) and is a leading provider of online tax solutions, reliably serving millions of consumers for over a decade. Additional corporate information may be found at www.infospaceinc.com and iSpaceBlog.com. You may also follow and connect with InfoSpace and TaxACT on LinkedIn, Google Plus, Facebook, Twitter and YouTube.

InfoSpace.com, InfoSpace, Dogpile, MetaCrawler, WebCrawler, WebFetch, and other marks are trademarks of InfoSpace, Inc. and TaxACT

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Investor Contact:

Stacy Ybarra, InfoSpace

(425) 709-8127

stacy.ybarra@infospace.com

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release, and which may differ significantly from actual results due to various risks and uncertainties including, but not limited to: general economic, industry, and market sector conditions; the timing and extent of market acceptance of developed products and services and related costs; the successful execution of the Company's strategic initiatives, business integration plans, operating plans, and marketing strategies. A more detailed description of these and certain other factors that could affect actual results is included in InfoSpace, Inc.'s most recent Annual Report on Form 10-K and subsequent reports filed with or furnished to the Securities and Exchange Commission. InfoSpace, Inc. undertakes no obligation to update any forward-looking statements to reflect new information, events, or circumstances after the date of this release or to reflect the occurrence of unanticipated events.